Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Logistic Properties of the Americas

(Exact Name of Registrant as Specified in its

Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	Rule 457(c) and 457(h)	3,170,974	(2)	$10.08	(3)	$31,963,417.9	0.0001476	$4,717.8
Fees Previously Paid	-	-	-	-		-		-	-	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts			-				$31,963,417.9	-	$4,717.8
	Total Fees Previously Paid			-					-	-
	Total Fee Offsets			-					-	-
	Net Fee Due			-				$31,963,417.9	-	$4,717.8

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents Ordinary Shares reserved for issuance under the Company’s 2024 Equity Incentive Plan as of the date of this Registration Statement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act, based on the average of the high ($10.28) and low ($9.87) prices of the Ordinary Shares on New York Stock Exchange American on September 25, 2024.